Collateral Analysis

FICO Low	FICO High	LTV	Wtd Avg Current Balance	Percent of Current Balance	Wtd Avg GWAC	% MI	Wtd Avg FICO	Wtd Avg DTI	Wtd Avg LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Ltd Doc	% Stated Doc	% Int Only
500	524	> 65%	249,418.51	5.77	9.12	0	512	41.97	79.87	80.53	12.89	99.57	84.18	14.35	1.47	0
525	549	> 65%	281,404.85	7.5	8.94	0	537	42.48	81.94	83.77	11.21	99.04	75.02	10.83	14.15	0
550	574	> 65%	281,121.13	8.78	8.74	0	561	41.48	83.99	78.25	10.72	96.59	68.09	8.72	23.18	0
575	599	> 70%	290,613.79	7.24	8.65	0	587	41.28	85.72	74.8	13.48	94	63.64	11.19	25.17	0
600	624	> 70%	318,070.51	17.57	8.24	0	612	41.48	85.75	71.05	13.56	94.7	55.95	15.85	28.19	30.46
625	649	> 70%	343,371.93	19.43	8.09	0	637	40.09	84.74	68.36	12.36	91.83	45.95	12.25	41.8	39.2
650	674	> 80%	355,808.86	6.71	8.27	0	660	38.58	90.22	68.27	17.13	81.7	52.69	7.9	39.41	28.86
675	699	> 80%	363,759.79	3.98	8.11	0	686	38.97	90.09	73.57	8.36	76.14	48.64	7.78	43.58	26.33
700	724	> 80%	325,848.97	2.43	7.97	0	711	39.94	91.12	71.81	7.51	70.82	49.65	11.34	39.02	16.75
725	749	> 85%	330,406.35	1.07	7.87	0	737	40.39	91.41	70.52	8.08	75.27	61.5	7.66	30.84	18.45
750	774	> 85%	276,296.96	0.55	8.35	0	759	34.22	91.86	48.21	8.69	33.66	34.49	7.01	58.5	4.73
775	799	> 85%	481,633.10	0.19	7.57	0	784	41.89	89.89	87.99	7.95	84.31	55.06	0	44.94	8.14
800	max	> 85%	251,543.64	0.02	7	0	807	40	95	100	0	100	100	0	0	0

LTV Low	LTV High	DTI	Wtd Avg Current Balance	Percent of Current Balance	Wtd Avg GWAC	% MI	Wtd Avg FICO	Wtd Avg DTI	Wtd Avg LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Ltd Doc	% Stated Doc	% Int Only
60%	64%	> 50%	269,510.09	0.12	7.85	0	584	53.23	61.71	53.88	46.12	100	100	0	0	0
65%	69%	> 50%	374,376.12	0.11	8.3	0	534	54.6	67.65	100	0	100	68.94	0	31.06	0
70%	74%	> 50%	336,005.23	0.47	8.59	0	541	53.75	71.99	76.14	11.44	94.22	68.62	24.67	6.71	0
75%	79%	> 50%	313,725.78	0.89	8.55	0	547	53.41	75.43	79.09	12.35	95.42	71.21	8.18	20.61	0
80%	84%	> 50%	243,396.90	0.21	7.63	0	645	52.79	82.23	89.75	0	94.86	79.86	0	20.14	0
85%	89%	> 50%	591,921.52	0.14	7.91	0	641	53.29	85.75	38.8	0	95.29	38.8	56.49	4.71	0
90%	94%	> 50%	347,053.22	0.27	7.86	0	656	53.2	90.11	64.34	2.77	76.79	57.5	30.85	11.65	0
95%	99%	> 50%	244,127.48	0.06	7.83	0	623	52.48	95	23.12	76.88	100	100	0	0	0
100%	max	> 50%

DTI Low	DTI High	FICO	Wtd Avg Current Balance	Percent of Current Balance	Wtd Avg GWAC	% MI	Wtd Avg FICO	Wtd Avg DTI	Wtd Avg LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Ltd Doc	% Stated Doc	% Int Only
20%	24%	< 525	230,475.55	0.22	8.93	0	512	22.52	75.43	91.34	0	100	100	0	0	0
25%	29%	< 550	261,650.45	0.87	9.03	0	525	27.25	76.62	83.91	7.61	98.82	81.84	15.49	2.66	0
30%	34%	< 575	211,725.93	1.63	9.08	0	539	31.96	79.83	79.15	10.13	98.57	80.99	7.19	11.81	0
35%	39%	< 600	244,337.75	4.07	8.8	0	553	37.11	79.67	78.52	13.3	96.94	69.45	13.21	17.34	0
40%	44%	< 625	280,368.03	10	8.54	0	576	42.11	82.68	76.87	11.03	98.71	66.82	10.29	22.9	12.67
45%	49%	< 650	320,534.30	23.46	8.5	0	591	47.18	83.67	74.52	13.78	96.39	60.07	12.07	27.86	18.88
50%	54%	< 675	300,940.89	8.34	8.29	0	588	50.69	81.2	73.02	13.45	97.96	61.92	14.15	23.93	14.34
55%	max	< 700	327,555.06	0.81	8.36	0	570	55	71.5	72.83	22.08	100	83.64	0	16.36	0

LIMITED AND STATED DOC

FICO Low	FICO High	Wtd Avg Current Balance	Percent of Current Balance	Wtd Avg GWAC	% MI	Wtd Avg FICO	Wtd Avg DTI	Wtd Avg LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Ltd Doc	% Stated Doc	% Int Only	% CA	% NY	% FL
500	524	336,184.84	0.93	9.37	0	512	42.86	79.36	77.73	16.82	100	0	89.13	10.87	0	29.28	1.72	19.83
525	549	312,747.50	2.06	9.38	0	536	43.07	77.49	84.3	9.37	94.33	0	41.95	58.05	0	38	6.42	14.87
550	574	326,976.46	2.92	9.05	0	561	41.15	81.27	77.45	9.83	96.27	0	27.75	72.25	0	31.84	7.32	17.61
575	599	327,132.75	2.83	8.94	0	588	40.72	84.92	74.33	11.41	91.31	0	30.14	69.86	0	27.44	6.47	9.73
600	624	342,628.23	8.11	8.62	0	612	41.34	85.09	68.08	14.62	92.38	0	35.28	64.72	24.91	38.29	7.39	14.08
625	649	354,320.21	10.75	8.43	0	638	40.27	84.05	69.39	10.76	90.45	0	23.16	76.84	32.09	41.65	7.48	13.48
650	674	371,143.49	8.94	8.34	0	660	41.57	83.44	65.07	14.24	91.62	0	13.42	86.58	27.28	45.5	5.14	12.98
675	699	386,791.44	5.21	8.39	0	686	41.11	84.08	57.03	10.91	80.87	0	9.34	90.66	25.06	42.72	10.26	10.78
700	724	364,232.66	2.41	8.16	0	710	41.98	85.27	66.21	6.23	79.93	0	13.45	86.55	23.61	54.85	7.32	12.24
725	749	383,711.82	0.86	8.01	0	738	39.39	84.35	39.04	5.65	82.36	0	15.37	84.63	26.47	33.35	15.73	8.26
750	774	284,723.86	0.46	8.62	0	759	34.45	89.58	35.06	4.61	32.49	0	8.4	91.6	0	37.01	9	9.63
775	799	498,012.30	0.1	7.2	0	779	43.48	88.27	77.43	14.93	77.43	0	0	100	0	61.9	0	15.53
800	max

IO LOANS

FICO Low	FICO High	Wtd Avg Current Balance	Percent of Current Balance	Wtd Avg GWAC	% MI	Wtd Avg FICO	Wtd Avg DTI	Wtd Avg LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Ltd Doc	% Stated Doc	% Int Only	% CA	% NY	% FL
500	524
525	549
550	574
575	599
600	624	377487.81	5.42	7.74	0	612	41.68	83.4	70	16.46	100	62.72	23	14.28	100	47.92	2.76	13.02
625	649	407744.06	7.76	7.63	0	637	39.62	82.26	72.1	13.36	100	55.55	19.44	25.01	100	64.55	2.24	6.92
650	674	415918.53	5.16	7.68	0	659	41.79	82.91	71.36	11.17	99.08	52.66	10.86	36.48	100	61.15	3.43	9.58
675	699	417219.65	2.2	7.71	0	687	40.92	84.65	72.68	9.53	100	40.73	7.69	51.58	100	67.98	12.54	4.56
700	724	409307.58	0.79	7.58	0	711	42.12	86.13	71.59	4.96	100	28.21	13.43	58.37	100	78.11	0	10.99
725	749	520129.57	0.42	7.68	0	738	43.96	86.62	46.51	0	100	46.51	0	53.49	100	59.05	0	12.02
750	774	523426.68	0.09	7.01	0	767	43.54	82.99	29.87	0	100	100	0	0	100	0	70.13	0
775	799	175000	0.02	7.5	0	786	48	89.74	100	0	100	100	0	0	100	0	0	100
800	max

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